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Exhibit 99.1

Prospectus Supplement to Prospectus dated August 9, 2001.

$90,000,000

Guitar Center, Inc.
4.00% Senior Convertible Notes due July 15, 2013

        We will pay interest on the notes on January 15 and July 15 of each year, beginning on January 15, 2004. In addition, we will pay contingent interest during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning January 15, 2006, if the average trading price of a note for the five trading day period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the note.

        Holders may convert their notes into shares of our common stock initially at a conversion rate of 28.9184 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $34.58 per share (subject to adjustment in certain events), under the following circumstances:

  •
  the sale price of our common stock issuable upon conversion of a note reaches specified thresholds;

  •
  the trading price of a note falls below a specified threshold;

  •
  we call the notes for redemption; or

  •
  specified corporate transactions occur.

        On June 10, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $24.70 per share. Our common stock is traded under the symbol "GTRC."

        The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and existing and future indebtedness and other liabilities of our subsidiaries.

        On or after July 15, 2006, we have the option to redeem all or a portion of the notes at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

        On July 15 of 2008 and 2010, or upon a change in control, as described in this prospectus supplement, holders may require us to repurchase all or a portion of their notes at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. We will pay cash for any notes so purchased on July 15, 2008 or upon a change in control. Repurchases made on July 15, 2010 may be made at our option in cash, our common stock or a combination of cash and common stock.

        For U.S. federal income tax purposes, the notes will be subject to United States federal income tax rules applicable to contingent payment debt instruments. See "Certain United States Federal Income Tax Considerations" beginning on page S-40.

        See "Risk Factors" beginning on page S-9 of this prospectus supplement to read about important factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or related prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total
Initial public offering price	$1,000.00	$90,000,000
Underwriting discount	$31.25	$2,812,500
Proceeds, before expenses, to Guitar Center	$968.75	$87,187,500

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be June 13, 2003.

        We have granted the underwriters an option to purchase up to an additional $10.0 million aggregate principal amount of notes to cover over-allotments, if any.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 13, 2003.

Goldman, Sachs & Co.
U.S. Bancorp Piper Jaffray
William Blair & Company

Prospectus Supplement dated June 10, 2003.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, future results of operations, growth plans (including, without limitation, the number and timing of new store openings, comparable store sales growth and the growth of our direct response and family music store businesses), sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to us. These statements, which are based largely on our current expectations and are subject to a number of risks and uncertainties, are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the company believes," "the company intends," "we believe," "we intend" and similar words or phrases. Our actual results could differ materially from these forward-looking statements. In addition to the risks described in the "Risk Factors" section, important factors to consider in evaluating these statements include changes in external competitive market factors, changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the music products industry or the economy in general, the emergence of new or growing specialty retailers of music products and various other competitive factors that may prevent us from competing successfully in existing or future markets. In light of these risks and uncertainties, we can not assure you that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference will in fact be realized. Further, we do not undertake any duty to update these forward-looking statements, particularly those related to management's future estimates which are subject to revision due to changes in the business environment that we face.

S-i

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the Commission or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facility of the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as Guitar Center that file electronically with the Commission.

        We have filed a registration statement and related exhibits with the Commission under the Securities Act. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  •
  Item 5 of our Current Report on Form 8-K filed with the Commission on April 24, 2003;

  •
  Current Report on Form 8-K filed with the Commission on June 10, 2003;

  •
  Definitive Proxy Statement on Schedule 14A filed with the Commission on March 28, 2003;

  •
  Description of our common stock contained in our registration statement on Form 8-A dated March 6, 1997; and

  •
  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before we stop offering the securities under this prospectus supplement (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

        You may request a copy of these exhibits at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
(818) 735-8800

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

About Guitar Center

        Guitar Center, Inc. was founded in 1964 in Hollywood, California. Our flagship Hollywood store currently is one of the nation's largest and best-known retail stores of its kind with approximately 30,600 square feet of retail space. The Hollywood store features one of the largest used and vintage guitar collections in the United States, attracting buyers and collectors from around the world. In 1972, we opened our second store in San Francisco to capitalize on the emerging San Francisco rock 'n roll scene. By that time, our inventory had been expanded to include drums, keyboards, accessories and pro-audio and recording equipment.

        Throughout the 1980s, we expanded by opening nine stores in five major markets, including Chicago, Dallas and Minneapolis. Since 1990, we have continued our new store expansion and have focused on building the infrastructure necessary to manage our strategically planned growth. We have also focused on developing and realizing our long-term goal of expanding our position as the leading music products retailer throughout the United States.

        In May of 1999, we acquired Musician's Friend, Inc. in a stock for stock transaction. Musician's Friend is an integrated e-commerce and catalog business that operates the largest direct response channel (catalog and e-commerce) in the musical instruments industry in the United States. Through Musician's Friend, we offer musicians a shopping experience that satisfies the need for technical product information, the availability by phone of a live person to address needs, quick and efficient service, and a musician-based staff for after sale support. The catalog presents a fresh assortment of products and promotions throughout the year, mixing big name products with unique and practical offerings. Our website, musiciansfriend.com, offers all that is shown in the catalog and more, supported by the same service and staff.

        In April of 2001, we acquired the assets of American Music Group, Ltd. and related companies, a leading musical instrument retailer specializing in the sale and rental of band instruments and accessories that serves the student and family market. The American Music acquisition enables us to serve a broader segment of the musical instruments industry, while maintaining our current focus on the merchandise offering of our Guitar Center store format. The acquisition of American Music provides us with new opportunities to expand our customer base and product offerings to the band instruments and family music market.

        As of March 31, 2003, we operated 112 Guitar Center retail stores, with 101 stores in 41 major markets and 11 stores in secondary markets across the United States. In addition, our American Music division operated 19 family music retail stores as of March 31, 2003. From 1998 to 2002, our net sales grew at an annual compound growth rate of 22.5%, principally due to comparable store sales growth averaging 8.2% per year, the opening of new stores, and a 27.9% increase in net sales from the direct response channel. We achieved comparable store sales growth of 6%, 6%, and 7% for the fiscal years ended December 31, 2002, 2001 and 2000, respectively.

        At our Guitar Center stores, we offer a distinct retail concept in the music products industry, combining an interactive, hands-on shopping experience with superior customer service and a broad selection of brand name, high-quality products at guaranteed low prices. We create an entertaining and exciting atmosphere in our stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. Based on market research conducted by us, we believe that a majority of our Guitar Center store sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely on our knowledgeable and highly trained salespeople to answer technical questions and to assist in product demonstrations.

        Our standard large format Guitar Center store generally ranges in size from 12,000 to 20,000 square feet (as compared to a typical music products retail store which our management believes averages approximately 5,500 square feet) and is designed to encourage customers to hold and play instruments. In late 2000, we opened our first smaller format store of approximately 8,000 to 12,000 square feet, and have since opened 9 additional small format stores. We plan to continue to open additional stores using this format to serve secondary markets. Each large format store carries more than 12,000 core products in inventory, or core SKUs, and each small format store carries more than 5,000 core SKUs, which in each case our management believes is significantly greater than a typical music products retail store. Our core SKUs represent our consistent and established product lines which are considered staple products for our customers. Our stores are organized into five departments, each focused on one product category. These departments cater to a musician's specific product needs and are staffed by specialized salespeople, many of whom are practicing musicians. We believe this retail concept differentiates us from our competitors and encourages repeat business.

        Our executive offices are located at 5795 Lindero Canyon Road, Westlake Village, California 91362, and our telephone number is (818) 735-8800. Our corporate website is located at www.guitarcenter.com. Information contained on our websites is not incorporated by reference into and does not form any part of this prospectus supplement or the accompanying prospectus. Whenever we refer to the "company" or to "us," or use the terms "we" or "our" in this prospectus supplement or the accompanying prospectus, we are referring to Guitar Center, Inc. and its subsidiaries.

The Offering

Issuer	Guitar Center, Inc., a Delaware corporation.
Notes
$90,000,000 aggregate principal amount of senior convertible notes due 2013. We have also granted the underwriters an option to purchase up to an additional $10,000,000 aggregate principal amount of notes to cover over-allotments, if any.
Issue Price	100% of the principal amount of each note, plus accrued and unpaid interest, if any, from June 13, 2003.
Maturity	July 15, 2013, unless earlier redeemed, repurchased or converted.
Ranking
The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2003, we had approximately $91.6 million of secured indebtedness outstanding under our credit agreement and our subsidiaries had approximately $65.5 million of indebtedness and other liabilities outstanding (excluding inter-company obligations and secured obligations under our credit agreement).
Interest	4.00% per year on the principal amount, payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2004.
Contingent Interest
We will pay contingent interest to the holders of the notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning on January 14, 2006 if the average trading price of a note for the five trading day period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (i) 0.43% per annum of the principal amount of the notes and (ii) 0.25% per annum of the average trading price of the notes for the five trading day period immediately preceding such six-month period.
Conversion Rights	Holders may surrender their notes for conversion into our common stock at the applicable conversion rate under any of the following circumstances:
(i)
during any conversion period prior to July 15, 2012, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price on the first day of the conversion period;
(ii) at any time after the sale price of our common stock on any date after July 15, 2012 is more than 120% of the then current conversion price;

(iii)
during the five consecutive business day period following any 10 consecutive trading-day period in which the average of the trading prices for a note was less than 95% of the average sale price of our common stock during such 10 day trading-day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their notes may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, common stock or a combination of cash and common stock with a value equal to 100% of the principal amount of the notes on the conversion date;
	(iv)	if we call the note for redemption; or
	(v)	upon the occurrence of specified corporate transactions described under "Description of Notes—Conversion Rights."

For each note surrendered for conversion, a holder will receive 28.9184 shares of our common stock. This is equivalent to an initial conversion price of approximately $34.58 per share of our common stock. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest.
Redemption of Notes at Our Option
On or after July 15, 2006, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. For more information about redemption of the notes at our option, see "Description of Notes—Redemption Rights."
Purchase of Notes at Your Option
Each holder has the right to require us to repurchase all or any portion of that holder's notes on July 15, 2008 and July 15, 2010, at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase. We will pay the repurchase price for any notes repurchased on July 15, 2008 in cash. We may choose to pay the repurchase price of any notes repurchased on July 15, 2010 in cash, common stock, or a combination of cash and common stock. If we elect to pay all or a portion of the repurchase price in common stock, the common stock will be valued at 95% of the average sale price for the 20 trading days immediately preceding and including the third business day prior to the repurchase date. For more information about the purchase of the notes by us at the option of the holder, see "Description of Notes—Repurchase Rights."

Change in Control
If we undergo a Change in Control (as defined in "Description of Notes—Change in Control"), you will have the right, at your option, to require us to repurchase any or all of your notes for cash. We will pay a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase. For more information about the purchase of the notes by us at the option of the holder following a Change in Control, see "Description of Notes—Change in Control."
Events of Default
If there is an event of default with respect to the notes, an amount equal to the 100% of the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances. The following are events of default with respect to the notes:
	•	default for 30 days in payment of any interest due and payable on the notes;
	•	default in payment of principal of the notes at maturity, upon redemption, repurchase or following a Change in Control, when the same becomes due and payable;
•
default in our obligations to satisfy our conversion obligation upon exercise of a holders' conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such note;
•
default by us or any of our significant subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount of $15 million (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;
•
default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and
	•	certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries.

Use of Proceeds
We intend to use approximately $68.2 million of the net proceeds from this offering to redeem in full all of our outstanding 11% Senior Notes due 2006, including the redemption premium and accrued interest due on the expected redemption date. The balance of the net proceeds from this offering will be used to reduce the amount outstanding under our credit agreement. Because 30-days advance written notice of redemption is required under the terms of the Senior Notes, we expect the Senior Notes to be redeemed on or about July 14, 2003. Pending redemption, the proceeds of this offering allocated to payment of the redemption price will be invested in high-quality, interest bearing securities.
Book Entry Form
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances. See "Book-Entry System."
Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. Our common stock is traded on the Nasdaq National Market under the symbol "GTRC."

Certain United States Federal Income Tax Considerations
We and each holder of the notes agree in the indenture, for United States federal income tax purposes, to treat the notes as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.5% compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the notes. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a U.S. holder (as defined below under "Certain United States Federal Income Tax Considerations") will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. However, the proper United States federal income tax treatment of a holder of a note is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its notes. See "Certain United States Federal Income Tax Considerations."

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE NOTES AND WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Risk Factors

        You should read the "Risk Factors" section, beginning on page S-9 of this prospectus supplement, so that you understand the risks associated with an investment in the notes.

Summary Consolidated Financial Data

        You should read the selected consolidated financial data set forth below in conjunction with our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003. The statement of operations data for the years ended December 31, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements. The balance sheet data as of March 31, 2003 and the statement of operations data for the three months ended March 31, 2002 and 2003 have been derived from our unaudited financial statements included in Form 10-Q for the quarters ending March 31, 2002 and March 31, 2003. The unaudited financial data is not indicative of the results for our full fiscal year or any other period. In the opinion of our management, the accompanying unaudited financial data includes all adjustments (consisting only of normal recurring accruals) necessary for their fair presentation.

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(Unaudited)
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$794,786	$949,284	$1,100,889	$254,824	$287,542
Cost of goods sold, buying and occupancy	589,864	702,310	810,474	190,663	212,886

Gross profit	204,922	246,974	290,415	64,161	74,656
Selling, general and administrative expenses	156,698	200,748	236,537	55,447	62,998

Operating income	48,224	46,226	53,878	8,714	11,658
Other expense(1)	—	3,539	—	—	—
Interest expense, net	12,466	13,411	13,077	3,165	3,139

Income before income taxes	35,758	29,276	40,801	5,549	8,519
Income taxes	13,304	12,243	15,545	2,111	3,242

Net income	$22,454	$17,033	$25,256	$3,438	$5,277

Net income per share (diluted)	$1.01	$0.75	$1.09	$0.15	$0.22
Weighted average shares outstanding	22,247	22,700	23,130	22,836	23,652
	As of March 31, 2003
	Actual	As Adjusted(2)
	(Unaudited) (In thousands)
Consolidated Balance Sheet Data:
Cash	$5,475	$5,475
Working capital	117,120	136,879
Total assets	450,343	452,675
Total debt	158,465	162,800
Total stockholders' equity(3)	161,676	160,434

(1)
Represents a non-cash charge to reflect the write-off of our minority investment in a non-consolidated entity.

(2)
Adjusted to reflect the issuance and sale of the $90,000,000 aggregate principal amount of notes offered hereby (not including up to an additional $10,000,000 aggregate principal amount or notes that the underwriters may purchase pursuant to its option) and the application of the net proceeds. See "Use of Proceeds."

(3)
We will recognize in our statement of operations a charge of approximately $2.0 million (approximately $1.2 million, or $0.05 per share, after tax) representing the redemption premium and the write-off of deferred financing costs associated with the 11% Senior Notes due 2006.

RISK FACTORS

        This offering involves a high degree of risk. In addition to the other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks related to our business

        An investment in our securities involves a high degree of risk. Described below are some of the risks and uncertainties facing our company. There may be additional risks that we do not presently know of or that we currently consider immaterial. Any of these risks could adversely affect our business, results of operations, liquidity and financial position. A shortfall in comparative sales growth in any period will likely cause a shortfall in earnings, and result in financial performance below that for which we have planned or the investment community expects.

We may be unable to meet our Guitar Center and American Music retail store growth strategy, which could adversely affect our results of operations.

        Our retail store growth strategy includes opening new stores in new and existing markets and increasing sales at existing locations. As of March 31, 2003, we operated 112 Guitar Center stores and 19 American Music stores. We opened a total of 12 Guitar Center stores in 2002, and currently expect to open approximately 16 to 18 additional Guitar Center stores in 2003. Some of these Guitar Center stores will be smaller format units designed for secondary markets.

        We opened a total of eight American Music stores in 2002, five of which were acquired in connection with American Music's acquisition of M&M Music, a band instrument retailer. We currently expect to open approximately two to four additional American Music stores in 2003. Some of these stores may be acquired in connection with the acquisition of existing businesses. We believe there exists a number of acquisition opportunities in the relatively fragmented band instruments market that could be a good fit into our American Music platform.

        The success of our retail store expansion plans depend on many factors, including:

  •
  identification of suitable retail sites and appropriate acquisition candidates;

  •
  negotiation of acceptable lease terms;

  •
  hiring, training and retention of skilled personnel;

  •
  availability of adequate capital;

  •
  sufficient management and financial resources to support the new locations;

  •
  vendor support; and

  •
  successful completion of our management information system initiative at American Music.

        A number of these factors are, to a significant extent, beyond our control. As a result, we do not know whether we will be able to continue to open and/or acquire additional Guitar Center and American Music stores at the rates currently anticipated. If we are unable to achieve our retail store expansion goals, or the new stores underperform our expectations, our results of operations could be adversely affected.

We face unique competitive and merchandising challenges in connection with our plans to open additional Guitar Center and American Music retail stores in new markets.

        As part of our retail growth strategy, we plan to open and/or acquire additional Guitar Center and American Music stores in new markets. This expansion into new markets will present unique competitive and merchandising challenges, including:

  •
  significant start-up costs, including promotion and advertising;

  •
  higher advertising and other administrative costs as a percentage of sales than is experienced in mature markets that are served by multiple stores, particularly in large urban markets where radio and other media costs are high;

  •
  management of stores in distant locations;

  •
  availability of desirable product lines; and

  •
  our expansion may involve acquisitions, including acquisitions in business segments in which we have limited or no experience.

        Any of these factors may lead to a shortfall in revenues or an increase in costs with respect to the operation of these stores. If we are not able to operate these stores profitably, our results of operations would be adversely affected.

Our retail store expansion strategy, including our strategy of clustering retail stores, may adversely impact our comparable store sales.

        Historically, we have achieved significant sales growth in existing stores. Our quarterly comparable stores sales results have fluctuated significantly in the past. Sales growth for comparable periods, excluding net sales attributable to stores not open for 13 months, was as follows for our retail stores:

	2003	2002	2001	2000
Quarter 1	4%	5%	7%	8%
Quarter 2	—	8%	5%	7%
Quarter 3	—	5%	3%	6%
Quarter 4	—	7%	6%	7%

Full Year	—	6%	6%	7%

        We do not know whether our new stores will achieve sales or profitability levels similar to our existing stores. Our expansion strategy includes clustering stores in existing markets. Clustering has in the past and may in the future result in the transfer of sales to the new store and a reduction in the profitability of an existing store. In addition, a variety of factors affect our comparable store sales results, including:

  •
  competition;

  •
  economic conditions, including in particular, discretionary consumer spending;

  •
  consumer and music trends;

  •
  changes in our merchandise mix;

  •
  product distribution; and

  •
  timing and effectiveness of our promotional events.

        Our management is presently planning for annual comparable store sales growth of 5% to 7% for the immediate future, although fluctuations will undoubtedly take place from period to period. This rate was not reached in the first quarter of 2003. A shortfall in comparative sales growth in any period will likely cause a shortfall in earnings, and result in financial performance below that for which we have planned or the investment community expects.

Our growth plans depend on our completion of acquisitions, and these transactions involve special risks.

        We believe that our expansion may be accelerated by the acquisition of existing music product retailers. For example, in April 2001 we acquired the business of American Music Group, a New York-based retailer of band instruments, a business in which we were not previously engaged. Our growth plans for the American Music business contemplate a number of relatively small acquisitions. For example, in June 2002 American Music acquired M&M Music, a band instrument retailer. We also regularly investigate acquisition opportunities complimentary to our Guitar Center and Musician's Friend businesses. Accordingly, in the ordinary course of our business, we regularly consider, evaluate and enter into negotiations related to potential acquisition opportunities. We may pay for these acquisitions in cash or securities, including equity securities, or a combination of both. We cannot assure you that attractive acquisition targets will be available at reasonable prices or that we will be successful in any such transaction. Acquisitions involve a number of special risks, including:

  •
  diversion of our management's attention;

  •
  integration of the acquired business with our business; and

  •
  unanticipated legal liabilities and other circumstances or events.

We depend on a relatively small number of manufacturers and suppliers who may not be able or desire to supply our requirements.

        Brand recognition is of significant importance in the retail music products business. As a result, we depend on a relatively small number of manufacturers and suppliers for both our existing stores and direct response unit as well as our expansion goals for each of these units. We do not have any long-term contracts with our suppliers, and any failure to maintain our relationships with our key brand name vendors would have a material adverse effect on our business. A number of the manufacturers of the products we sell are limited in size and manufacturing capacity and have significant capital or other constraints. These manufacturers may not be able or willing to meet our increasing requirements for inventory, and we cannot assure you that sufficient quantities or the appropriate mix of products will be available in the future to supply our existing stores and expansion plans. These capacity restraints could lead to extended lead times and shortages of desirable products. The risk is especially prevalent in new markets where our vendors have existing agreements with other dealers and thereby may be unwilling or unable for contractual or other reasons to meet our requirements. The efficient operation of our new distribution center for the Guitar Center stores is also highly dependent upon compliance by our vendors with precise requirements as to the timing, format and composition of shipments, which in many instances requires changes and upgrades to the operational procedures and logistics and supply chain management capabilities of vendors, all of which are outside of our control. Additionally, many of our vendors receive product from overseas and depend on an extensive supply chain, including common carriers to transport merchandise into the country. We also rely on common carriers to transport product from our vendors to our central Guitar Center distribution center in Indiana, and from the distribution facility to individual Guitar Center stores. Any disruption in the services of common carriers due to employee strikes or other unforeseen events could impact our ability to maintain sufficient quantities of inventory in our retail locations. In addition, the recent outbreak of severe acute respiratory syndrome, or SARS, in Asia could have an adverse effect on our ability to source manufacturers or receive timely shipments of certain of our products and could result in delayed shipments and have and adverse effect on our business.

We face significant competition, and our efforts to increase our market share may be inhibited by existing or new competitors also trying to execute national expansion strategies.

        The retail music products industry is fragmented and highly competitive. We compete with many different types of music product retailers, including conventional retailers, as well as other catalog and e-commerce retailers, who sell many or most of the items we sell. We believe that large format music product retailers such as our company will seek to expand in part through the acquisition of small, independently owned stores or franchises, and we anticipate increased competition in our existing markets and planned new markets from these consolidating retailers. These retailers may identify target companies or execute their acquisition strategies more effectively than our company. In addition, these retailers may have greater financial resources or other competitive advantages as compared to our company. Our expansion to new markets will be inhibited by these and other established competitors. In addition, one or more of our competitors may adopt a new, innovative store format or retail selling method. If we are not able to compete effectively, we may fail to achieve market position gains or may lose market share.

We must efficiently integrate American Music and grow its band instrument business in order to earn an acceptable return on that investment.

        In April 2001, we completed our acquisition of American Music Group, a New York-based retailer of band instruments. We had not previously participated in the band instruments segment of the music products business and had no prior experience in this distribution channel. We intend to use the acquired American Music business as a platform to develop and grow a family music store concept that will emphasize band instruments and also sell selected "combo" products sold by our Guitar Center stores, such as guitars, drums and the like. Thus, we face the normal challenges of any acquisition, such as integration of personnel and systems as well as the need to learn, understand and further develop this business. We are installing new management information systems at American Music, which has proven to be a challenging project requiring more time and resources than originally anticipated. This implementation is an important project to facilitate further integrating of American Music with our other businesses and to provide a systems backbone to permit growth of this division. In addition, in 2002 we started marketing through the American Music stores some Guitar Center products not previously carried by American Music. This change in merchandising strategy from the historic focus of American Music on band instruments is in process and is an important element of our family music store concept for this brand. Failure to execute on these requirements and initiatives could result in a poor or no return on our investment, constitute a distraction of the efforts of our management team from the core Guitar Center and Musician's Friend brands and potentially require us to recognize an impairment in the significant amount of goodwill recorded in the acquisitions of American Music and M&M Music.

We depend on key personnel including our senior management who are important to the success of our business.

        Our success depends to a significant extent on the services of Larry Thomas, our Chairman and Co-CEO, Marty Albertson, our President and Co-CEO, Robert Eastman, the CEO of our wholly-owned subsidiary, Musician's Friend, Inc., and David Fleming, President and Chief Operating Officer of American Music, as well as our ability to attract and retain additional key personnel with the skills necessary to manage our existing business and growth plans. The loss of one or more of these individuals or other key personnel could have a material adverse effect on our business, results of operations, liquidity and financial position. During 2001, we entered into a five-year employment contract with each of Mr. Thomas and Mr. Albertson. Additionally, we carry key man insurance on the lives of Mr. Thomas and Mr. Albertson in the amounts of $5.0 million and $3.5 million, respectively. Historically, we have promoted employees from within our organization to fill senior operations, sales and store management positions. In order to achieve our growth plans, we will depend upon our ability to retain and promote existing personnel to senior management, and we must attract and retain new personnel with the skills and expertise to manage our business. If we cannot hire, retain and promote qualified personnel, our business, results of operations, financial condition and prospects could be adversely affected.

The implementation of our new distribution center for the Guitar Center retail stores presents operational risks and represents a significant investment.

        During 2001, we began construction of a distribution center in the Indianapolis, Indiana area to support our Guitar Center retail store operations. The conveyor systems, the warehouse management system, and all other technology systems and infrastructure commenced operations in July 2002. Migration from our former "drop-ship" model to a centralized distribution model is an important development in our operating strategy and will continue to require significant financial and managerial resources for the next several quarters. The efficient operation of the distribution center is also dependent upon the performance of third parties that we do not control, such as vendors who must comply with new operating procedures and common carriers who must deliver product on time. This program involves financial and operating risks that could include the need to expend greater funds than presently budgeted or disruptions in retail store operations and the loss of sales if inventory is not timely provided in the required quantities. Further, one of the key underlying economic assumptions of our distribution center project is that this program will permit us to reduce overall inventory levels as a percentage of sales thereby resulting in significantly reduced working capital requirements. Any failure to reach our inventory reduction targets will adversely affect our future financial performance and capital needs, potentially in a material manner. Failure to execute on these requirements could result in a poor or no return on our investment, disruption of our retail store business and a distraction of the efforts of our management team.

Our retail operations are concentrated in California, which ties our financial performance to events in that state.

        As of March 31, 2003, our corporate headquarters as well as 23 of our 112 Guitar Center stores were located in California, and stores located in that state generated 27.5% and 28.3% of our retail sales for 2002 and 2001, respectively. Although we have opened and acquired stores in other areas of the United States, a significant percentage of our net sales and results of operations will likely remain concentrated in California for the foreseeable future. As a result, our results of operations and financial condition are heavily dependent upon general consumer trends and other general economic conditions in California and are subject to other regional risks, including earthquakes. We do maintain earthquake insurance, but such policies carry significant deductibles and other restrictions.

Economic conditions or changing consumer preferences could also adversely impact us.

        Our business is sensitive to consumer spending patterns, which can be affected by prevailing economic conditions. A downturn in economic conditions in one or more of our markets, such as occurred after September 11, 2001, could have a material adverse effect on our results of operations, financial condition, business and prospects. Recent weak economic conditions have created uncertainty as to the future direction of the economy which is likely to continue to impact hobbyists and other general consumers who purchase from Musician's Friend and our American Music and Guitar Center stores. Although we attempt to stay informed of consumer preferences for musical products and accessories typically offered for sale in our stores, any sustained failure on our part to identify and respond to trends would have a material adverse effect on our results of operations, financial condition, business and prospects.

We may need to change the manner in which we conduct our business if government regulation or taxation imposes additional costs and adversely affects our financial results.

        The adoption or modification of laws or regulations, or revised interpretations of existing laws, relating to the direct response industry could adversely affect the manner in which we currently conduct our catalog and e-commerce business. For example, laws related to the taxation of catalog, telephone, and online commercial activity, including direct response sales, remain in flux. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, consumer privacy, sales-based and other taxation of e-commerce transactions and the like are interpreted and enforced. Any adverse change in any of these laws or in the enforcement, interpretation or scope of existing laws could have a material adverse effect on our results of operations, financial condition or prospects.

We must manage efficiently the expansion of our direct response business, including the musiciansfriend.com website, our systems that process orders in our direct response business, and our fulfillment resources in order to service our customers properly.

        Our direct response business, particularly our e-commerce business, will require significant investments to respond to anticipated growth and competitive pressures. If we fail to rapidly upgrade our website in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to expand the computer systems that we use to process and ship customer orders and process payments and the fulfillment facilities we use to manage and ship our inventory, we may not be able to successfully distribute customer orders. We experienced some delays of this sort in 2001 in connection with the consolidation of our fulfillment centers. As a result, we could incur excessive shipping costs due to the need to split delayed shipments, increased marketing costs in the form of special offers to affected customers or the loss of customers altogether. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our key systems become unavailable to us. We have experienced periodic service disruptions and interruptions, which we believe will continue to occur, while enhancing and expanding these systems.

Net sales of our e-commerce business could decrease if our online security measures fail.

        Our relationships with our e-commerce customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        If we face material delays in introducing new services, products and enhancements, our e-commerce customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing website and proprietary technology and systems may become obsolete. To develop our website and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our website, our transaction processing systems and our computer network to meet customer requirements or emerging industry standards. In addition, the success of e-commerce may result in greater efficiency and lower prices, which could have an adverse effect on selling prices and margins in our retail store business and in our catalog business and generally constrain profitability in the specialty retail business.

Our hardware and software systems are vital to the efficient operation of our retail stores and direct response business, and damage to these systems could harm our business.

        We rely on our computer hardware and software systems for the efficient operation of our retail stores and direct response business. Our information systems provide our management with real-time inventory, sales and cost information that is essential to the operation of our business. Due to our number of stores, geographic diversity and other factors, we would be unable to generate this information in a timely and accurate manner in the event our hardware or software systems were unavailable. These systems are vulnerable to damage or interruption from a number of factors, including:

  •
  earthquake, fire, flood and other natural disasters; and

  •
  power loss, computer systems failure, Internet and telecommunications or data network failure.

        A significant information systems failure could reduce the quality or quantity of operating data available to our management. If this information were unavailable for any extended period of time, our management would be unable to efficiently run our business, which would result in a reduction in our net sales.

        To attempt to mitigate these risks we have contracted services from third parties to provide backup systems for our Guitar Center retail stores in the event of a disaster. These services provide for our "mission critical" systems to be online within 48 hours following most disasters. Our direct response business does not have redundant Internet or operating systems and would be vulnerable to catastrophic events. In the event of a disaster, our direct response business would most likely experience delays in processing and shipping orders until we executed our failure recovery plans.

        In addition, we are in the process of upgrading some of our accounting systems. These activities will require higher than typical expenses for operations during the upgrade installation phase and no assurance can be given that the upgrades and conversions will not cause disruption of our business or our financial reporting.

The results of operations of our direct response business could be materially adversely affected should the distribution of catalogs and other direct mail become more costly or less effective.

        Our direct response business, Musician's Friend, relies on the United States Postal Service to distribute its catalogs and other direct mail communications to consumers. Should the United States Postal Service significantly tighten security guidelines or impose additional processes on mail to detect or respond to contamination, the expected result would be increased costs to shippers and lengthened delivery times, each of which will impose greater costs on us. We are also concerned that some consumers may dispose of direct mail pieces, such as catalogs, if fears of contamination in the mail system are heightened. Any trend of this sort would reduce the number of catalogs in circulation, reduce response rates, raise costs and decrease margins.

Our actual operating results may differ significantly from our projections.

        From time to time, we release projections regarding our future performance that represent our management's estimates as of the date of release. These projections, which are forward looking-statements, are prepared by our management and are qualified by, and subject to, the assumptions and the other information contained in the release. Our projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

        Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

        Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the projections furnished by us will not materialize or will vary significantly from actual results. Accordingly, our projections are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the projections and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is projected. In light of the foregoing, investors are urged to put the projections in context and not to place undue reliance on them.

        Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this prospectus supplement or the accompanying prospectus could result in the actual operating results being different than the projections, and such differences may be adverse and material.

Risks related to the notes

Substantial leverage and debt service obligations may adversely affect our cash flow.

        Upon completion of this offering, we will have substantial amounts of indebtedness outstanding, principally consisting of obligations under our credit agreement and the notes issued in this offering. We may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also add additional long-term debt, working capital lines of credit and lease lines.

        Our substantial leverage could have significant negative consequences, including:

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing;

  •
  requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures and expansion of our business;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  •
  placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

Our holding company structure results in structural subordination and may affect our ability to make payments on the notes.

        Guitar Center, Inc. is a holding and management company. The subsidiaries of Guitar Center, Inc. conduct substantially all of our consolidated operations and own a significant majority of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the notes, substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. Our subsidiaries' ability to make any payments will depend on their earnings, business and tax considerations, and legal restrictions.

        The notes will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a stockholder or otherwise so that we can meet our obligations under the notes. As of March 31, 2003, our subsidiaries had approximately $65.5 million of indebtedness and other liabilities outstanding (excluding inter-company obligations and secured obligations under our credit agreement). In addition, as of March 31, 2003, we had outstanding $91.6 million under our credit agreement, which obligations are secured by the assets of Guitar Center, Inc. and our principal subsidiaries.

The notes are unsecured, and our existing secured indebtedness ranks, and future indebtedness could rank effectively senior to the notes.

        The notes are unsecured and will rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to our secured debt, including indebtedness under our credit agreement, to the extent of the value of the assets that secure the indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

        The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we will incur additional indebtedness in the future.

We may be unable to repay or repurchase the notes.

        At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, on July 15 of 2008 and 2010, or if we experience a change in control, you may require us to repurchase all or a portion of your notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due upon the occurrence of any of these events. Under the terms of the indenture for the notes, we may elect, subject to certain conditions, to pay the repurchase price on July 15, 2010 in cash, our common stock or a combination of cash and common stock. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the notes. If we are required to repurchase the notes at a time when our other arrangements prohibit us from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repurchase any tendered notes or repay the notes would constitute an event of default under the indenture and may constitute a default under other agreements to which we may be a part, including our credit agreement.

There may be no public market for the notes.

        Prior to this offering, there has been no trading market for the notes. Although Goldman, Sachs & Co., U.S. Bancorp Piper Jaffray and William Blair & Company, L.L.C. have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

The price of our common stock and therefore the price of the notes may fluctuate significantly.

        The market price of our common stock and therefore the notes may be subject to significant fluctuations in response to our operating results and other factors, including announcements by our competitors, and those fluctuations will likely continue in the future. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These fluctuations, as well as a shortfall in sales or earnings compared to public market analysts' expectations, changes in analysts' expectations, changes in analysts' recommendations or projections, and general economic and market conditions, may adversely affect the market price of our common stock and therefore the price of the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders.

        The conversion of notes into shares of our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or to facilitate trading strategies involving notes and common stock.

You are urged to consider the United States federal income tax consequences of owning the notes and the shares of common stock issuable upon conversion of the notes.

        We and each holder of a note agree in the indenture governing the notes to treat the notes as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the notes will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the notes should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the note will have a significantly lower stated rate of interest. A holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisers as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the notes and the shares of common stock issuable upon conversion of the notes. For more information, see "Certain United States Federal Income Tax Considerations".

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

        The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

        Provisions of our amended and restated certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock" and "Delaware Anti-Takeover Law and Related Matters."

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Guitar Center except to the extent described under "Description of Notes—Change in Control."

USE OF PROCEEDS

        After deducting the underwriters' discount and the estimated offering expenses, we anticipate retaining approximately $86.9 million of the proceeds from the sale of the notes (approximately $96.6 million if the underwriters exercise their option to purchase additional notes in full).

        We intend to use approximately $68.2 million of the net proceeds from this offering to redeem in full all of our outstanding 11% Senior Notes due 2006, including the redemption premium and accrued interest due on the expected redemption date. The balance of the net proceeds from this offering will be used to reduce the amount outstanding under our credit agreement. Borrowings under our credit agreement mature in December 2005 and, as of June 9, 2003, amounts outstanding under this facility bore interest at a rate of 4.0% per annum.

        Because 30-days advance written notice of redemption is required under the terms of the Senior Notes, we expect the notes to be redeemed on or about July 14, 2003. Pending redemption, the proceeds of this offering allocated to payment of the redemption price will be invested in high-quality, interest bearing securities. Accordingly, our balance sheet for the quarter ended June 30, 2003 will show this cash amount and also that the Senior Notes are still outstanding pending redemption. In addition to the redemption amount, the semi-annual coupon payment on the Senior Notes of $3.7 million is due July 1, 2003 and will be paid out of working capital.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the Nasdaq National Market under the symbol "GTRC." The following table sets forth, for the periods indicated, the high and low last reported sale prices for our common stock as reported on the Nasdaq National Market.

	Price Range
	Low	High
2001
First Quarter	$10.44	$18.25
Second Quarter	16.56	21.13
Third Quarter	9.80	21.65
Fourth Quarter	10.74	15.10
2002
First Quarter	$12.67	$17.52
Second Quarter	16.75	20.20
Third Quarter	14.30	18.78
Fourth Quarter	15.66	20.95
2003
First Quarter	$16.12	$21.55
Second Quarter (through June 10, 2003)	19.62	24.94

        On June 10, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $24.70. As of June 3, 2003, we had approximately 455 stockholders of record.

DIVIDEND POLICY

        We have never declared or paid dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. In addition, the payment of cash dividends on our common stock is presently prohibited under the terms of our credit agreement.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the last five years and the first quarter of 2003 are set forth below. For purposes of these calculations, "earnings" represents income before provision for income taxes and fixed charges, and "fixed charges" consist of interest expense, amortization of debt financing costs and one-third of lease expense, which our management believes is representative of the interest component of lease expense.

	Year Ended December 31,					Three Months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges	2.0	2.2	3.0	2.4	2.8	2.0	2.5

CAPITALIZATION

        The following table sets forth the following unaudited information:

  •
  our cash, short-term debt associated with our credit agreement, long-term debt and capitalization as of March 31, 2003; and

  •
  our cash, short-term debt associated with our credit agreement, long-term debt and capitalization as of March 31, 2003, as adjusted to give effect to this offering (assuming that the underwriters' overallotment option is not exercised), after deducting estimated expenses and underwriting discounts and commissions.

        You should read this information together with our consolidated financial statements and the related notes included elsewhere herein.

	March 31, 2003
	Actual	As Adjusted
	($ in thousands)
Cash	$5,475	$5,475
Short-term debt:
Revolving line of credit	$91,626	$72,628
Long-term debt, current portion	66	66
Long-term debt:
4.00% Senior Convertible Notes due July 15, 2013	$—	$90,000
11% Senior Notes due 2006	66,667	—
Other long-term debt	106	106

Total long-term debt, net of current portion	66,773	90,106
Stockholders' equity:
Common stock—55 million shares authorized at $0.01 par value(1)	$228	$228
Additional paid-in capital	255,333	255,333
Accumulated deficit(2)	(93,885)	(95,127)

Total stockholders' equity	161,676	160,434

Total capitalization	$320,141	$323,234

(1)
Outstanding common stock does not include (i) 360,178 shares of common stock reserved for issuance under our stock option plans, under which options to purchase 4,268,079 shares were outstanding as of March 31, 2003, at a weighted average exercise price of $14.67 per share and (ii) 421,006 shares reserved for issuance under our Employee Stock Purchase Plan.

(2)
We will recognize in our statement of operations a charge of approximately $2.0 million (approximately $1.2 million, or $0.05 per share, after tax) representing the redemption premium and the write-off of deferred financing costs associated with the 11% Senior Notes due 2006. This charge is expected to be recorded in the quarter ending September 30, 2003.

DESCRIPTION OF NOTES

        The notes offered by this prospectus supplement and the accompanying prospectus constitute a series of debt securities, which are also described in the accompanying prospectus, to be issued pursuant to an indenture between Guitar Center and BNY Western Trust Company, as Trustee. The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

        The following description is a summary of selected portions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes.

        In this section, references to "Guitar Center," "we," "our" or "us" refer solely to Guitar Center, Inc. and not to its subsidiaries.

General

        The notes will be limited to an aggregate principal amount of $90,000,000 ($100,000,000 principal amount if the underwriters exercise in full their over-allotment option to purchase additional notes). The notes will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2003, we had approximately $91.6 million of secured indebtedness outstanding under our credit agreement and our subsidiaries had approximately $65.5 million of indebtedness and other liabilities outstanding (excluding inter-company obligations and secured obligations under our credit agreement). In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes.

        The notes will be issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. The notes will mature on July 15, 2013 unless earlier redeemed by us at our option or repurchased by us at a holder's option, on certain dates as described under "—Repurchase Rights," or converted at a holder's option as described below under "—Conversion Rights."

        Each holder has the option to convert its notes into our common stock at an initial conversion rate of 28.9184 shares of our common stock per note, under certain circumstances. This is equivalent to an initial conversion price of approximately $34.58 per share. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only our common stock. We will not adjust the conversion rate to account for accrued interest or contingent interest.

        Each holder of a note agrees in the indenture, for United States federal income tax purposes, to treat the notes as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.5%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. See "Certain United States Federal Income Tax Considerations."

Interest

        The notes bear interest at a rate of 4.00% per annum from June 13, 2003. We also will pay contingent interest on the notes in the circumstances described under "—Contingent Interest" below. We will pay interest semi-annually on January 15 and July 15 of each year beginning

January 15, 2004, to the holders of record at the close of business on the preceding January 1 and July 1, respectively.

        There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued interest on any notes that are converted into shares of our common stock. See "—Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for the payment of interest on notes of any holder but on or prior to the corresponding interest payment date, and such holder chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

  •
  We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

        Except as provided below, we will pay interest on:

  •
  the global note to DTC in immediately available funds; and

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  any definitive notes by check mailed to the holders of those notes.

        At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth above.

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption Rights

        We must repay the notes in cash at their stated maturity on July 15, 2013, unless earlier converted, repurchased or redeemed in accordance with the indenture. The circumstances in which we may redeem the notes prior to their stated maturity are described below.

        We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after July 15, 2006 upon not less than 30 nor more than 60 days' prior notice by mail, for a cash price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest), if any, to, but not including, the redemption date.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

        If the trustee selects a portion of a holder's note for partial redemption and such holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

        Subject to the conditions described below, holders may convert their notes into our common stock initially at a conversion rate of 28.9184 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $34.58 per share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the "conversion rate" and the "conversion price", respectively, and will be subject to adjustment as described below.

        We will not issue fractional shares of our common stock upon the conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the sale price (as defined below) of our common stock on the business day immediately preceding the conversion date.

        If a note has been called for redemption, holders will be entitled to convert such note from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        Holders may surrender their notes for conversion into our common stock at the applicable conversion rate prior to the stated maturity of the notes under any of the following circumstances:

  •
  during any conversion period (as defined below) prior to July 15, 2012, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price on the first day of the conversion period;

  •
  at any time after the sale price of our common stock on any date after July 15, 2012, is more than 120% of the then current conversion price;

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  during the five consecutive business day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined below) for a note was less than 95% of the average of the sale prices of our common stock for such 10 trading-day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their notes may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to 100% of the principal amount of the notes on the conversion date;

  •
  if we have called such holders' notes for redemption; or

  •
  upon the occurrence of specified corporate transactions discussed below.

  Conversion Upon Satisfaction of Sale Price Condition

        A holder may surrender any of its notes for conversion into our common stock during any conversion period prior to July 15, 2012, if the sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 120% of the conversion price on the first day of such conversion period.

        A holder may also surrender any of its notes for conversion into our common stock at any time after the sale price of our common stock on any date after July 15, 2012 through the business day immediately prior to the maturity of the notes is more than 120% of the then current conversion price;

        The "conversion price" per share of our common stock as of any day will equal the principal amount of the notes divided by the applicable conversion rate.

        A "conversion period" will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

        The "sale price" of the our common stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock then is listed, or if our common stock is not listed on a U.S. national or regional exchange, as reported on the National Association of Securities Dealers Automated Quotation System, or if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, as reported on the principal other market on which our common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the sale price.

        The conversion agent, which initially will be BNY Western Trust Company, will, on our behalf, determine daily if the notes are convertible as a result of the sale price of our common stock and notify us and the trustee.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion into our common stock during the five consecutive business day period following any 10 consecutive trading-day period in which the average of the trading prices for a note was less than 95% of the average sale price of our common stock during such 10 trading-day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders surrendering notes for conversion may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to the principal amount of the notes so surrendered as of the conversion date. Our common stock will be valued at 100% of the average sale price for the five consecutive trading days ending on the third trading day preceding the conversion date. If a holder surrenders its notes for conversion, we will notify such holder by the second trading day following the date of conversion whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. We will pay such holder any portion of the principal amount of such holder's notes so surrendered to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder's notes so surrendered to be paid in our common stock, we will deliver our common stock to such holder on the fourth trading day following the conversion date.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include any of the underwriters, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

        BNY Western Trust Company, as trustee, will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of notes provides us with reasonable evidence that the trading price of the notes may be less than 95% of the average sale price of our common stock multiplied by the applicable conversion rate for the applicable period. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the notes for the applicable period.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any of the notes called for redemption at any time prior to the close of business one business day prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        Even if none of the conditions described above have occurred, if we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, our common stock at less than the current market price (as defined in the indenture) at the time, or

  •
  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10.0% of the sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a "Change in Control," as defined below, the holder can require us to purchase all or a portion of its notes as described under "—Change in Control."

Conversion Rate and Conversion Procedures

        The initial conversion rate is 28.9184 shares of our common stock for each $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $34.58 per share of our common stock. We will not issue fractional shares of our common stock upon conversion of the notes. Instead, we will pay cash for the fractional amount based on the sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of our common stock will be deemed to satisfy our obligation to pay the principal amount of the notes, including any accrued and unpaid interest. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest or contingent interest. We and each holder of the notes agree that delivery to the holder of the shares of common stock into which the note is convertible, together with any cash payment, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the note for purposes of the U.S. Treasury regulations governing contingent payment debt instruments. See "Certain United States Federal Income Tax Considerations."

        If a holder converts notes, we will pay any documentary stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay the tax. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion have been satisfied, the "conversion date"), to the conversion agent who will, on your behalf, convert the notes into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

Conversion Rate Adjustments

        The conversion rate will be subject to adjustment upon the following events:

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  the payment of dividends and other distributions payable exclusively in our common stock on our common stock to all or substantially all holders of our common stock;

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  the issuance to all holders of our common stock of rights, options or warrants that allow the holders to subscribe for or purchase shares of our common stock at less (or having a conversion price per share less) than the current market price of our common stock on the trading day immediately preceding the time of announcement of such issuance; provided that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

  •
  subdivisions, combinations or reclassifications of our common stock;

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  the payment of dividends and other distributions to all holders of our common stock consisting of evidences of indebtedness, securities or assets or certain rights to purchase our securities, except for those dividend and distributions referred to in the first bullet point above, those rights or warrants referred to in the second bullet point above and dividends and other distributions paid exclusively in cash, provided that no adjustment will be made if all holders of the notes may participate in the transaction;

  •
  the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10.0% of the market capitalization of our common stock on the expiration date of the tender offer; and

  •
  the distribution to all or substantially all stockholders of all-cash dividends or distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10.0% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution.

        In the event that we elect to make a distribution described in the fourth bullet point above in which we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        If we were to adopt a stockholders rights plan under which we issue rights providing that each share of our common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the right, there will not be any adjustment to the conversion rate as a result of:

  •
  the issuance of such rights;

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  the distribution of separate certificates representing such rights;

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  the exercise or redemption of such rights in accordance with any associated rights agreement; or

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  the termination or invalidation of rights.

        The applicable conversion price will not be adjusted upon certain events, including but not limited to:

  •
  upon the issuance of any our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any of our present or future employee, director or consultant benefit plans or programs; or

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued.

        We may increase the conversion rate as permitted by law for at least 20 business days, so long as the increase is irrevocable during the period.

        No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning on January 15, 2006 if the average trading price of a note (as described under "—Conversion Upon Satisfaction of Trading Price Condition") for the five consecutive trading day period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the note.

        The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (i) 0.43% per annum of the principal amount of the notes and (ii) 0.25% per annum of the average trading price of the notes for the five trading day period immediately preceding such six-month period.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest" and your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under "—Interest." Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases. Under the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to U.S Treasury regulations governing contingent payment debt instruments.

Repurchase Rights

        Holders have the right to require us to repurchase the notes on July 15, 2008 and July 15, 2010, each of which we refer to as a "repurchase date," at a repurchase price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest (including contingent interest) if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions.

        We will pay the repurchase price for any notes submitted for repurchase by us on July 15, 2008 solely in cash. At our sole option, we may elect to pay the repurchase price for any notes submitted for repurchase by us on July 15, 2010 in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 95% of the average of the sale prices of our common stock for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

        We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below and with respect to notes submitted for repurchase by us on July 15, 2010, whether the purchase price will be paid in cash or shares of our common stock, or a combination with a portion payable in cash or shares of our common stock.

        Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

        The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

  •
  if certificated, the certificate numbers of the holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        If notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of notes being withdrawn;

  •
  if certificated, the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        If notes are not in certificated form, your withdrawl notice must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money or shares of our common stock, as applicable, sufficient to pay the purchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

        Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See "Risk Factors—We may be unable to repay or repurchase the notes."

Change in Control

        If a Change in Control as defined below occurs, a holder of notes will have the right, at its option, to require us to repurchase all of its notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of all notes a holder requires us to repurchase, plus accrued and unpaid interest (including contingent interest), if any, on those notes to, but not including, the repurchase date.

        Within 30 days after the occurrence of a Change in Control, we are obligated to give to the holders of the notes notice of the Change in Control and of the repurchase right arising as a result of the Change in Control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder of the notes must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

        A "Change in Control" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

          (1)   any person, including any syndicate or group deemed to be a "person" under Section 13(d) (3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

          (2)   we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

    •
    that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock, or

    •
    pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

    •
    which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

        However, a Change in Control will not be deemed to have occurred if all of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or its successor (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such common stock.

        For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with this rule to the extent it applies at that time.

        The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

        If a Change in Control were to occur, we may not have sufficient funds to pay the Change in Control repurchase price. See "Risk Factors" under the caption "We may be unable to repay or repurchase the notes."

        In particular, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the notes when required following a Change in Control, we will be in default under the indenture.

Merger and Sales of Assets by Guitar Center

        We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

  •
  in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the notes and the performance of each of our other covenants under the indenture, and

  •
  in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Events of Default

        The following are events of default with respect to the notes:

  •
  default for 30 days in payment of any interest (including contingent interest), if any, when due and payable on the notes;

  •
  default in payment of principal of the notes at maturity, upon redemption, repurchase or following a Change in Control, when the same becomes due and payable;

  •
  default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such note;

  •
  default by us or any of our Significant Subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount of $15,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;

  •
  default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

  •
  certain events of bankruptcy, insolvency and reorganization of us or any of our Significant Subsidiaries.

        The term "Significant Subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X.

        The indenture will require that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the fourth bullet point above.

        The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes may declare the principal amount, plus accrued and unpaid interest (including contingent interest), if any, on the notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest (including contingent interest), if any on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of or interest on the notes which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

        A holder of notes may pursue any remedy under the indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for the notes;

  •
  the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

  •
  the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of or interest, on the holder's note on or after the respective due dates expressed in its notes or the holder's right to convert its notes in accordance with the indenture.

        The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture will also provide that the registered holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability.

        The indenture will provide that while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the notes.

Modification and Waiver

        We may amend or supplement the indenture if the holders of a majority in principal amount of the then outstanding notes consent to it. Without the consent of the holder of each note, however, no modification may:

  •
  reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of accrual of interest or modify the method for calculating interest, including contingent interest, or change the time for payment of interest on the notes;

  •
  modify the provisions with respect to holder's rights upon a Change in Control in a manner adverse to the holders of the notes, including our obligations to repurchase the notes following a Change in Control:

  •
  reduce the principal amount of the notes or change its final stated maturity;

  •
  reduce the redemption or repurchase price of the notes or change the time at which the notes may or must be redeemed or repurchased;

  •
  make payments on the notes payable in currency other than as originally stated in the notes;

  •
  impair the holder's right to institute suit for the enforcement of any payment on the notes;

  •
  make any change in the percentage of principal amount of notes necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification;

  •
  waive a continuing default or event of default regarding any payment on the notes; or

  •
  adversely affect the conversion or repurchase provisions of the notes.

        We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

  •
  to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

  •
  secure the notes;

  •
  to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

  •
  to add events of default with respect to the notes; or

  •
  to make any change that does not adversely affect any outstanding notes in any material respect.

        The holders of a majority in principal amount of the outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Notes

        We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the trading prices of the notes and the sale price of our common stock, any accrued interest payable on the notes, the conversion rate of the notes and amounts of contingent interest payments, if any, on the notes, and the projected payment schedule. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

        The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Trustee

        BNY Western Trust Company is the trustee, registrar, conversion agent and paying agent.

        If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

        If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

        We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        Notes will be exchangeable for other notes for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.

        Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

        We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

        Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

        The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

        We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

BOOK-ENTRY SYSTEM

        The notes will be represented by one or more global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the notes will not be issued in definitive form.

        Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither Guitar Center, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

        If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire Global Security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a Global Security and, in such event, will issue the notes in definitive form in exchange for the entire Global Security relating to the notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the notes represented by the Global Security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 55,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock. As of March 31, 2003, approximately 22,837,000 shares of common stock were issued and outstanding. As of March 31, 2003, there were no shares of preferred stock issued and outstanding. For a further description of the terms of our capital stock, see "Description of Common Stock" and "Description of Preferred Stock" in the attached prospectus.

DELAWARE ANTI-TAKEOVER LAW AND RELATED MATTERS

        Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

  •
  the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of the shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

  •
  on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

        Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

        Provisions of our Restated Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting, eliminate the right of stockholders to call a meeting of stockholders and specify procedures for nominating directors and submitting proposals for consideration at stockholder meetings. These provisions are designed to reduce the vulnerability of our company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and delay or prevent a change in control of our company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who purchase the notes upon their initial issuance at their initial issue price and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to the United States federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that own, or are deemed to own, (a) notes with a fair market value greater than either (i) 5% of the stock of our Company or (ii) 5% of the total fair market value of all notes, or (b) stock with a fair market value greater than 5% of the stock of our Company (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes as a position in a hedging transaction, "straddle", "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

        In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock.

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED

STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CLASSIFICATION OF THE NOTES

        Under the indenture governing the notes, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatment of the notes. The IRS has issued a revenue ruling with respect to instruments similar to the notes, and this ruling supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the notes remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the notes. Holders are urged to consult their tax advisors concerning the tax treatment of holding the notes.

CONSEQUENCES TO U.S. HOLDERS

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes or the common stock. Certain consequences to "non-U.S. holders" of the notes or common stock are described under "—Consequences to Non-U.S. Holders" below. The term "U.S. holder" means a holder of a note or common stock who or that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. Certain trusts in existence on August 20, 1996, and treated as a United States person prior to such date, may also be treated as U.S. holders.

Accrual of Interest

        Under the Contingent Debt Regulations, actual cash payments on the notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

  •
  require you to accrue and include in taxable income each year original issue discount at the comparable yield (as described below) which will be substantially in excess of stated interest payments actually received by you; and

  •
  generally result in ordinary income rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

        You will be required to accrue an amount of ordinary interest income as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the notes.

        The issue price of a note will be the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the notes.

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of 8.5%, compounded semi-annually.

        We are required to furnish to you the comparable yield and, solely for United States federal income tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under the heading "Where You Can Find More Information" in this prospectus supplement. By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

Adjustments to Interest Accruals on the Notes

        If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon a conversion. If you receive in a taxable year actual payments that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

  •
  first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

  •
  third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Sale, Exchange, Conversion or Redemption of the Notes

        Upon the sale, exchange, repurchase or redemption of a note, as well as upon a conversion of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. As a U.S. holder of a note, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that you receive on the conversion as a contingent payment. Such gain on a note generally will be treated as interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for more than one year. The deductibility of capital losses is subject to limitations.

        Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally equal to your original purchase price for the note, increased by original issue discount (before taking into account any adjustments) you previously accrued on the notes, and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made on the notes.

        Your tax basis in the common stock received upon conversion of a note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

Constructive Dividends

        U.S. holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

        If you convert your note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Under recently enacted legislation, with respect to U.S. holders that are non-corporate taxpayers, for taxable years beginning after December 31, 2002 and before January 1, 2009, such dividend will generally be subjected to tax at the lower applicable capital gains rate, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Redemption of Common Stock

        If you convert your notes into our common stock, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gain recognized by certain noncorporate holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under "—Sale, Exchange, Conversion or Redemption of the Notes". The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        We are required to furnish to the record U.S. holders of the notes and common stock, other than corporations and other exempt U.S. holders, and to the IRS, information with respect to interest paid on the notes and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you

  •
  fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnish an incorrect TIN;

  •
  are notified by the IRS that you have failed to properly report payments of interest or dividends; or

  •
  fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or common stock. For purposes of this discussion, a "non-U.S. holder" means a holder of notes or common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", and such entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them.

        In general, subject to the discussion below concerning backup withholding:

Payments of Interest

        You will not be subject to the 30% United States federal withholding tax with respect to (i) any payment to you on the notes of contingent interest, (ii) any payment to you on the notes of stated interest and (iii) the amount of any cash and the fair market value of shares delivered to you by us upon the conversion, redemption or retirement of a note, provided that:

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  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  you are not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person":

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  you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

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  you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations; and

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  To the extent that the payments reflect "contingent interest" described in Section 871(h)(4)(A)(i) of the Code, our notes and common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a "United States real property holding corporation".

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors are urged to consult their tax advisors regarding the certification requirements for non-U.S. holders.

        If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or

(2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person, as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your effectively connected earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

Sale, Exchange or Redemption of Notes or Common Stock

        Any gain realized by you on the sale, exchange or other taxable disposition of a note will generally be treated as interest income under the rules described above under "—Consequences to U.S. Holders", and would generally be taxable as described above under "—Payments of Interest".

        Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States;

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  you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

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  you are subject to Code provisions applicable to certain United States expatriates; or

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  we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

        If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

        We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

        In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see "—Consequences to U.S. Holders—Constructive Dividends" above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

        In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as described under the Code, and you have given us the statement described above under "—Consequences to Non-U.S. Holders—Payments of Interest". In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        We and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of notes
Goldman, Sachs & Co	$58,500,000
U.S. Bancorp Piper Jaffray	27,000,000
William Blair & Company, L.L.C.	4,500,000

Total	$90,000,000

        The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to certain conditions in the Underwriting Agreement being satisfied. The Underwriters are committed to take and pay for all of the notes being offered, if any are taken. We have granted the underwriters an option to purchase an additional $10 million aggregate principal amount of the notes within 13 days from the date of this prospectus supplement to cover over-allotments, if any.

        Notes sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the Underwriters to securities dealers may be sold at a discount from the initial price to public of up to $18.75 per note. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount from the initial price to public of up to $0.10 per note. If all the notes are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

        Our company, our directors and substantially all of our executive officers (including our Co-Chief Executive Officers) have agreed for a period of 90 days beginning on the date of this prospectus supplement, and a significant stockholder has agreed for a period of 60 days beginning on the date of this prospectus supplement, subject to certain exceptions, not to offer, sell (other than an aggregate of less than one percent of our common stock which may be sold by certain executive officers beginning on the 61st day after the date of this prospectus supplement), contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, without the prior written consent of Goldman, Sachs & Co.

        The notes are a new issue of securities with no established trading market. In addition, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the Underwriters that the Underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the Underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

        These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes, from or otherwise involving the United Kingdom.

        It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the second business day following the date of pricing of the notes (such settlement code being herein referred to as "T + 2"). Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next five succeeding business days will be required, by virtue of the fact that the notes initially will settle T + 2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next five succeeding business days should consult their own advisor.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

        We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

        The validity of the notes offered hereby and of the shares of common stock issuable upon the conversion thereof will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

INDEPENDENT AUDITORS

        The consolidated financial statements of Guitar Center, Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in our Annual Report on Form 10-K incorporated by reference in this prospectus supplement, have been audited by KPMG LLP, independent auditors, as stated in their report appearing therein.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and accompanying prospectus constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$90,000,000

Guitar Center, Inc.

4.00% Senior Convertible Notes
due July 15, 2013

Goldman, Sachs & Co.
U.S. Bancorp Piper Jaffray
William Blair & Company

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUPPLEMENT SUMMARY
About Guitar Center
The Offering
Risk Factors
Summary Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
DESCRIPTION OF NOTES
BOOK-ENTRY SYSTEM
DESCRIPTION OF CAPITAL STOCK
DELAWARE ANTI-TAKEOVER LAW AND RELATED MATTERS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
INDEPENDENT AUDITORS
TABLE OF CONTENTS Prospectus Supplement